Exhibit (h)(11)

AMENDMENT NO. 5

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that effective November [    ], 2019, the “Thrivent Core Emerging Markets Equity Fund” shall be deemed a “Fund” under the terms of the Administrative Services Agreement dated May 2, 2016, as amended, between TCF and TAM. A revised Schedule A is attached hereto.

THRIVENT CORE FUNDS

By:
David S. Royal
President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By:
Gerard V. Vaillancourt
Vice President, Chief Financial Officer and Treasurer

Schedule A

(effective November [    ], 2019)

Fund	Fee
1. Thrivent Core Short-Term Reserve Fund	$90,000

2. Thrivent Emerging Markets Debt Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

3. Thrivent Core International Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

4. Thrivent Core Low Volatility Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

5. Thrivent Core Emerging Markets Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.